Exhibit 10.4

NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Performance-Based Restricted Stock Units Agreement

This Performance-Based Restricted Stock Units Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Performance-Based Restricted Stock Units” (the “Terms and Conditions”) and the attached Exhibit A captioned “Performance Goals and Vesting of Performance-Based Restricted Stock Units”, confirms the grant on November __, 2025 (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Company”), to ___________________ (“Employee”), under Sections 6(e), 6(i) and 7 of the 2017 Stock Award and Incentive Plan (the “Plan”), of Performance-Based Restricted Stock Units (the “Performance-Based Restricted Stock Units”), including rights to dividends paid on the Performance-Based Restricted Stock Units as specified herein, as follows:

Number of Performance-Based Restricted Stock Units Granted:

Performance-Based Restricted Stock Units are Forfeitable: The Performance-Based Restricted Stock Units are forfeitable until they vest and become non-forfeitable as specified herein.

How Performance-Based Restricted Stock Units Vest:  The Performance-Based Restricted Stock Units, if not previously forfeited, (i) will be earned if and to the extent that the Performance Goal defined on Exhibit A to this Agreement for the Company’s fiscal year ended September 30, 2026 is achieved, and (ii) will vest and become non-forfeitable as to one-third (1/3) of the Performance-Based Restricted Stock Units earned (rounded down to the nearest whole share) on the last day of each of the Company’s fiscal years ended September 30, 2026 and September 30, 2027 and as to the remaining Performance-Based Restricted Stock Units earned on the last day of the Company’s fiscal year ended September 30, 2028 (each a “Stated Vesting Date”), provided in each case the Employee continues to be employed by the Company or a Subsidiary from the Grant Date through the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units, and the Committee certifies achievement of the Performance Goal for the 2026 fiscal year within 60 days after the end of the 2026 fiscal year.  In that event, all earned and vested Performance-Based Restricted Stock Units will be settled within 60 days after the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units.  In addition, if not previously forfeited, upon a Change in Control prior to the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units, the earned Performance-Based Restricted Stock Units (or the number of Performance-Based Restricted Stock Units set forth above if the Change in Control occurs in the Company’s fiscal year ended September 30, 2026) will vest and become non-forfeitable in full and will be settled within 60 days thereafter, provided the Employee continues to be employed by the Company or a Subsidiary from the Grant Date until the Change in Control, if no provision is made for the continuance, assumption or substitution of the Performance-Based Restricted Stock Units by the Company or its successor in connection with the Change in Control.  If provision is made for the continuance, assumption or substitution of the Performance-Based Restricted Stock Units by the Company or its successor in connection with such a Change in Control, the earned Performance-Based Restricted Stock Units (or the number of the Performance-Based Restricted Stock Units set forth above if the Change in Control occurs in the Company’s fiscal year ended September 30, 2026) will remain outstanding after the Change in Control occurs and will become vested as of the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units and be settled within 60 days thereafter, provided in each case the Employee continues to be employed by the Company or a Subsidiary from the Grant Date through such Stated Vesting Date. If the Performance Goal for the Company’s 2026 fiscal year is not met (and there is no Change in Control during such 2026 fiscal year), the unearned Performance-Based Restricted Stock Units will be immediately forfeited. In addition, if not previously forfeited, the earned Performance-Based Restricted Stock Units (or the number of Performance-Based Restricted Stock Units set forth above if the Change in Control occurs in the Company’s fiscal year ended September 30, 2026) will vest and become non-forfeitable in connection with Employee’s Termination of Employment prior to the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units to the extent provided in Section 4 of the attached Terms and Conditions and settled in accordance with Section 6(a) hereof.  If Employee has a Termination of Employment prior to the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units and the earned Performance-Based Restricted Stock Units (or the number of Performance-Based Restricted Stock Units set forth above if the Change in Control occurs in the fiscal year ended September 30, 2026) do not vest to the extent provided in Section 4 of the attached Terms and Conditions, the unvested Performance-Based Restricted Stock Units will be immediately forfeited. If Employee has a Termination of Employment prior to the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units and the Performance-Based Restricted Stock Units are not yet earned at that time, the Performance-Based Restricted Stock Units that have not yet been earned will vest and become non-forfeitable in connection with Employee’s Termination of Employment to the extent provided in Section 4 of the attached Terms and Conditions and will be earned if and to the extent that the Performance Goal defined in Exhibit A to this Agreement for the Company’s fiscal year ended September 30, 2026 is achieved or there is a Change in Control in the Company’s fiscal year ended September 30, 2026, and settled in accordance with Section 6(a) hereof, and any such Performance-Based Restricted Stock Units not vested as of the date of Employee’s Termination of Employment will be immediately forfeited. Forfeited Performance-Based Restricted Stock Units cease to be outstanding and shall be forfeited and reacquired by the Company.

Performance Goals: The Performance Goals upon which the Performance-Based Restricted Stock Units may become earned and eligible to become vested and non-forfeitable, subject to Employee’s continued employment with the Company or a Subsidiary or as otherwise set forth herein, shall be as specified in Exhibit A hereto.

Further Conditions to Settlement: Notwithstanding any other provision of this Agreement, except as otherwise set forth below, the Company’s obligation to settle the Performance-Based Restricted Stock Units and Employee’s right to distribution of the Performance-Based Restricted Stock Units will be forfeited immediately upon the occurrence of any one or more of the following events (defined terms are attached hereto as Exhibit B):

(a)          Competitive Employment.  In the event that Employee, prior to full settlement of the Performance-Based Restricted Stock Units and within the Restricted Territory, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, performs services of the type which are the same as or similar to those conducted, authorized, offered or provided by Employee to the Company within the last 24 months, and which support business activities which compete with the Business of the Company. During the Restricted Period subject to the Retention Award, Employee shall provide written notice to NJR of the name of any person or entity, as well as the assigned location, title/role, territory(ies), duties and responsibilities related to all positions (whether as an employee, contractor, or otherwise) held by Employee. Additionally, as a condition to receiving any Retention Award, Employee, if requested, must certify in writing the name and address of their current employer and the nature of their current position.

(b)         Recruitment of Company Employees and Contractors.  In the event that Employee, prior to full settlement of the Performance-Based Restricted Stock Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits or induces any employee or independent contractor of the Company with whom Employee had Material Contact to terminate or lessen such employment or contract with the Company.

(c)          Solicitation of Company Customers. In the event that Employee, prior to full settlement of the Performance-Based Restricted Stock Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective customers of the Company with whom Employee had Material Contact for the purpose of selling any products or services which compete with the Business of the Company.

(d)        Solicitation of Company Vendors. In the event that Employee, prior to full settlement of the Performance-Based Restricted Stock Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective vendor of the Company with whom Employee had Material Contact for the purpose of purchasing products or services to support business activities which compete with the Business of the Company.

(e)           Breach of Confidentiality.  In the event that Employee, at any time prior to full settlement of the Performance-Based Restricted Stock Units, directly or indirectly, divulges or makes use of any Confidential Information or Trade Secrets of the Company other than in the performance of Employee’s duties for the Company.  This provision does not limit the remedies available to the Company under common or statutory law as to trade secrets or other forms of confidential information, which may impose longer duties of non-disclosure and provide for injunctive relief and damages. Notwithstanding anything herein to the contrary, nothing herein is intended to or will be used in any way to prevent Employee from providing truthful testimony under oath in a judicial or administrative proceeding or to limit Employee’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.  The Employee further understands nothing herein limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (‘Government Agencies”).  Nothing herein limits the Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company.  This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agency. Notwithstanding anything herein to the contrary, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if the Employee files a lawsuit for retaliation for reporting a suspected violation of law, the Employee may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as the Employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(f)          Return of Property and Information.  In the event that prior to full settlement of the Performance-Based Restricted Stock Units Employee fails to return all of the Company’s property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the termination or resignation of Employee from employment with the Company.  Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.  Upon request by the Company, Employee shall certify in writing that Employee has complied with this provision and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Employee.  Employee may only retain information relating to the Employee’s benefit plans and compensation to the extent needed to prepare Employee’s tax returns.

(g)           Disparagement.  In the event that prior to full settlement of the Performance-Based Restricted Stock Units Employee makes any statements, either verbally or in writing, that are disparaging with regard to the Company or any of its subsidiaries or their respective executives and Board members.

(h)          Failure to Provide Information.  In the event that prior to full settlement of the Performance-Based Restricted Stock Units Employee fails to promptly and fully respond to requests for information from the Company regarding Employee’s compliance with any of the foregoing conditions.

If it is determined by the Leadership Development and Compensation Committee of the Company’s Board of Directors, in its sole discretion, that any of the foregoing events have occurred prior to full settlement of the Performance-Based Restricted Stock Units, any unpaid portion of the Performance-Based Restricted Stock Units will be forfeited without any compensation therefor, provided, however, that none of the foregoing conditions shall restrict any Employee who is a lawyer from practicing law.  To the extent any such condition would restrict any Employee who is a lawyer from practicing law or would penalize the Employee for practicing law, such condition shall not be effective and the Leadership Development and Compensation Committee may not forfeit any of the Performance-Based Restricted Stock Units on account therefor.

Dividend Rights:  Dividends paid on shares of stock covered under the Performance-Based Restricted Stock Units shall be automatically reinvested in additional Performance-Based Restricted Stock Units which shall be subject to the same terms as the Performance-Based Restricted Stock Units to which the dividends relate, as specified in Section 5 of the Terms and Conditions of Performance-Based Restricted Stock Units.

The Performance-Based Restricted Stock Units are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Performance-Based Restricted Stock Units attached hereto and deemed a part hereof. The number of Performance-Based Restricted Stock Units and the kind of shares of Stock and the other terms and conditions of the Performance-Based Restricted Stock Units are subject to adjustment in accordance with Section 5 of the attached Terms and Conditions and Section 11(c) of the Plan.

Employee acknowledges and agrees that (i) the Performance-Based Restricted Stock Units are nontransferable, except as provided in Section 3 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Performance-Based Restricted Stock Units are subject to forfeiture in the event (A) of the Company’s failure to achieve the applicable Performance Goal or undergo a Change in Control or (B) of Employee’s Termination of Employment in certain circumstances prior to a Stated Vesting Date, as specified in Section 4 of the attached Terms and Conditions, (iii) the foregoing conditions shall apply to the Performance-Based Restricted Stock Units prior to settlement and (iv) sales and other transfers of shares of Stock will be subject to any Company policy regulating trading by employees and the transfer restrictions set forth in Section 3 of the attached Terms and Conditions.

Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

Employee	Lori DelGiudice
Title	Senior Vice President, Human Resources

Date

TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Performance-Based Restricted Stock Units granted to Employee by NEW JERSEY RESOURCES CORPORATION (the “Company”) and to any additional Performance-Based Restricted Stock Units resulting from dividends paid on shares of Stock underlying the Performance-Based Restricted Stock Units (as defined below), if any, as specified in the Performance-Based Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Performance-Based Restricted Stock Units, including the number of Performance-Based Restricted Stock Units granted and vesting terms and date(s), are set forth on the cover page hereto and Exhibit A, which are an integral part of this Agreement.

1.  General.  The Performance-Based Restricted Stock Units are granted to Employee under the Company’s 2017 Stock Award and Incentive Plan (the “Plan”), a copy of which has been previously delivered to Employee and/or is available upon request to the Human Resources Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of Performance-Based Restricted Stock Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time with respect to the Plan or this Agreement.

2.  Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Performance-Based Restricted Stock Units then credited to Employee hereunder as a result of such grant of Performance-Based Restricted Stock Units and any crediting of additional Performance-Based Restricted Stock Units to Employee pursuant to dividends paid on shares of Stock under Section 5 hereof (“Dividend Equivalents”).

3.  Nontransferability.

(a) Until the Performance-Based Restricted Stock Units become vested in accordance with the terms of this Agreement, Employee may not transfer Performance-Based Restricted Stock Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.  This restriction on transfer precludes any sale, assignment, pledge or other encumbrance or disposition of the Performance Share Units (except for forfeitures to the Company).

(b) Any transfer in violation of this Section 3 will be void and of no effect.

4.  Termination of Employment. The following provisions will govern the earning, vesting and forfeiture of the Performance-Based Restricted Stock Units that are outstanding at the time of Employee’s Termination of Employment (as defined below) (i) by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), in either case during the CIC Protection Period (as defined below), or (ii) due to death, Disability (as defined below) or Retirement (as defined below), unless otherwise determined by the Committee (subject to Section 8(e) hereof):

(a) Termination by the Company or by Employee in Certain Events.  In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units, by the Company without Cause within the CIC Protection Period and other than for Disability or Retirement, or by Employee for Good Reason within the CIC Protection Period, the outstanding Performance-Based Restricted Stock Units will be vested with respect to no less than a Pro Rata Portion (as defined below) of the Performance-Based Restricted Stock Units, to the extent earned previously (upon a Change in Control where provision is made for the continuance, assumption or substitution of the Performance-Based Restricted Stock Units by the Company or its successor upon the Change in Control or otherwise), to the extent not vested previously, and such earned and vested Performance-Based Restricted Stock Units will be settled in accordance with Section 6(a) hereof.  In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date that applies to the applicable tranche of Performance-Based Restricted Stock Units, (i) by the Company for any reason other than Disability or Retirement prior to or after the CIC Protection Period, (ii) by Employee (other than for Good Reason within the CIC Protection Period or upon Retirement) or (iii) by Employee (other than on Retirement) prior to or after the CIC Protection Period, the then-outstanding Performance-Based Restricted Stock Units not earned and vested at the date of Employee’s Termination of Employment will be immediately forfeited.

(b) Death, Disability or Retirement. In the event of Employee’s Termination of Employment, prior to September 30, 2026 and prior to a Change in Control, due to Employee’s death, Disability or Retirement, the outstanding Performance-Based Restricted Stock Units will be vested with respect to no less than a Pro Rata Portion of the Performance-Based Restricted Stock Units that has not become earned previously, to the extent not previously vested, and such vested Performance-Based Restricted Stock Units will continue to be subject to the Performance Goal and will be eligible to be earned if and to the extent that the Performance Goal is achieved or there is a Change in Control prior to September 30, 2026 and settled in accordance with Section 6(a) hereof.  In the event of Employee’s Termination of Employment, after September 30, 2026 or after a Change in Control that occurs in the Company’s fiscal year ended September 30, 2026, due to Employee’s death, Disability or Retirement, the outstanding Performance Share Units will be vested with respect to no less than a Pro Rata Portion of the Performance-Based Restricted Stock Units, to the extent earned previously, to the extent not vested previously, and such earned and vested Performance-Based Restricted Stock Units will be settled in accordance with Section 6(a) hereof.  Any portion of the then-outstanding Performance-Based Restricted Stock Units not vested at or before the date of Employee’s Termination of Employment will be forfeited.

(c) Certain Definitions. The following definitions apply for purposes of this Agreement:

(i) “Cause” has the same definition as under any employment or similar agreement between the Company and Employee or, if no such agreement exists or if such agreement does not contain any such definition, Cause means (i) Employee’s conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (ii) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his or her employment which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interest of the Company, or (iii) repeated material violations by Employee of the duties and obligations of Employee’s position with the Company which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to the Company’s business or reputation.

(ii) “CIC Protection Period” means the two-year period beginning on the date of a Change in Control and ending on the day before the second annual anniversary of the date of the Change in Control.

(iii) “Disability” means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee’s disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.  Only the Company can initiate a Termination of Employment due to Disability.

(iv) “Good Reason” has the same definition as under any employment or similar agreement between the Company and Employee; but, if no such agreement exists or if any such agreement does not contain or reference any such term, Good Reason shall not apply to the Employee for purposes of this Agreement.

(v) "Pro Rata Portion" means, for each tranche of Performance-Based Restricted Stock Units, a fraction, the numerator of which is the number of days that have elapsed from the first day of the Company’s fiscal year which includes the Grant Date to the date of Employee's Termination of Employment and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche.  A "tranche" is that portion of the Performance-Based Restricted Stock Units that have a unique Stated Vesting Date.

(vi) “Retirement” means Employee’s voluntary Termination of Employment on or after (i) the Employee has attained age 55 or greater, and (ii) the sum of the Employee’s age plus Years of Service equals or exceeds 65.

(vii) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or a Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(viii) “Termination of Employment” and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary and is not serving as a non-employee director of the Company or a Subsidiary.

(ix) “Years of Service” means the cumulative consecutive years of active and continuous employment with the Company or a Subsidiary of the Company (including approved leaves of absence of six (6) months or less or legally protected leaves of absence), beginning on the date of the Employee’s most recent date of hire with the Company or a Subsidiary of the Company and counting each anniversary thereof.  A partial year of employment shall not be treated as a Year of Service.

(d) Termination by the Company for Cause.  In the event of Employee’s Termination of Employment by the Company for Cause, the portion of the then-outstanding Performance-Based Restricted Stock Units not earned and vested prior to such time will be forfeited immediately upon notice to Employee that the Company will terminate the Employee’s employment for Cause “(notwithstanding whether Employee is eligible to terminate employment due to Good Reason, Disability or Retirement at that time).

5.  Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Performance-Based Restricted Stock Units (other than Performance-Based Restricted Stock Units that, at the relevant record date, previously has vested or been forfeited) and deemed reinvested in additional shares of Performance-Based Restricted Stock Units. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Performance-Based Restricted Stock Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Performance-Based Restricted Stock Units shall be credited to Employee as of the payment date of such cash dividend or distribution (or settled as of the payment date of such cash dividend or distribution if the Performance-Based Restricted Stock Units are to be settled before the payment date) equal to the number of outstanding Performance-Based Restricted Stock Units as of the relevant record date multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution (rounded down to the nearest whole share).

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional shares of Performance-Based Restricted Stock Units shall be credited to Employee as of the payment date of such cash dividend or distribution (or settled as of the payment date of such cash dividend or distribution if the Performance-Based Restricted Stock Units are to be settled before the payment date) equal to the number of shares of Performance-Based Restricted Stock Units credited to the Employee as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date for such dividend or distribution (rounded down to the nearest whole share).

(iii) Share Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional shares of Performance-Based Restricted Stock Units shall be credited to Employee as of the payment date for such dividend or distribution or forward split (or settled as of the payment date of such cash dividend or distribution if the Performance-Based Restricted Stock Units are to be settled before the payment date) equal to the number of shares of Performance-Based Restricted Stock Units credited to the Employee as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock (rounded down to the nearest whole share)

(b) Adjustments. The number of shares of Performance-Based Restricted Stock Units credited to Employee shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights with respect to Performance-Based Restricted Stock Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Performance-Based Restricted Stock Units credited to Employee in connection with such event under Section 5 hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in ASC Topic 718, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Performance-Based Restricted Stock Units which shall preserve without enlarging the value of the Performance-Based Restricted Stock Units, with the manner of such adjustment to be determined by the Committee in its discretion.

(c) Risk of Forfeiture and Delivery of Performance-Based Restricted Stock Units Resulting from Dividend Equivalents and Adjustments. Performance-Based Restricted Stock Units which directly or indirectly result from Dividend Equivalents on or adjustments to Performance-Based Restricted Stock Units granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance-Based Restricted Stock Units to which the Dividend Equivalents or adjustments relate and will be subject to the same terms as such granted Performance-Based Restricted Stock Units (unless the Performance-Based Restricted Stock Units are to be settled prior to the payment date of the Dividend Equivalents or adjustments, in which case the Dividend Equivalents or the date of such adjustments will be settled at the payment date of the dividends or the date of such adjustments (and in no event later than 60 days after the Performance-Based Restricted Stock Units otherwise are to be settled)).

6.  Settlement and Deferral.

(a) Settlement Date. Except as otherwise set forth above under “Further Conditions to Settlement,” Performance-Based Restricted Stock Units granted hereunder that have become earned and vested, together with Performance-Based Restricted Stock Units credited as a result of Dividend Equivalents with respect thereto, to the extent earned and vested, shall be settled by delivery of one share of Stock for each Performance-Based Restricted Stock Unit being settled at the time specified herein. Settlement of earned and vested Performance-Based Restricted Stock Units granted hereunder shall occur at the Stated Vesting Date (with shares to be delivered within 60 days after the Stated Vesting Date); provided, however, that settlement of earned and vested Performance-Based Restricted Stock Units shall occur within 60 days after a Change in Control if no provision is made for the continuance, assumption or substitution of the Performance-Based Restricted Stock Units by the Company or its successor in connection with the Change in Control; and provided further, that settlement shall be deferred if so elected by Employee in accordance with Section 6(b) hereof subject to Section 6(c) hereof.  Settlement of Performance-Based Restricted Stock Units which directly or indirectly result from Dividend Equivalents on Performance-Based Restricted Stock Units granted hereunder generally shall occur at the time of settlement of the related Performance-Based Restricted Stock Units except as otherwise described above.

(b) Elective Deferral. The Committee may determine to permit Employee to elect to defer settlement (or re-defer) if such election would be permissible under Section 11(k) of the Plan and Code Section 409A.  In addition to any applicable requirements under Code Section 409A, any such deferral election shall be made only while Employee remains employed and at a time permitted under Code Section 409A.  The form under which an election is made shall set forth the time and form of payment of such amount deferred.  Any amount deferred shall be subject to a six-month delay upon payment if required under Section 11(k)(i)(F) of the Plan.  Any elective deferral will be subject to such additional terms and conditions as the Senior Vice President, Human Resources, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

(c) Compliance with Code Section 409A. Other provisions of this Agreement notwithstanding, because the Performance-Based Restricted Stock Units will constitute a "deferral of compensation" under Section 409A of the Code (“Code Section 409A”) as presently in effect or hereafter amended (i.e., the Performance-Based Restricted Stock Units are not excluded or exempted under Code Section 409A or a regulation or other official governmental guidance thereunder; Note: an elective deferral under Section 6(b) would cause the Performance-Based Restricted Stock Units, if not already, to be a deferral of compensation subject to Code Section 409A after the deferral), such Performance-Based Restricted Stock Units will be considered a 409A Award under the Plan and shall be subject to the additional requirements set forth in Section 11(k) of the Plan including without limitation that (i) Termination of Employment shall be construed consistent with the meaning of a Separation from Service and (ii) a Change in Control under the Agreement shall be construed consistent with the meaning of a 409A Ownership/Control Change.

7.  Employee Representations and Warranties Upon Settlement. As a condition to the grant, vesting or settlement of Performance-Based Restricted Stock Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation and (ii) to execute a release from claims against the Company arising at or before the date of the release, in such form as may be specified by the Company, and not revoke such release prior the expiration of any applicable revocation period, all within 60 days after Termination of Employment.

8.  Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Performance-Based Restricted Stock Units and supersedes any prior agreements or documents with respect to the Performance-Based Restricted Stock Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Performance-Based Restricted Stock Units shall be valid unless expressed in a written instrument executed by Employee.

(b) No Promise of Employment. The Performance-Based Restricted Stock Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company or any Subsidiary for any period of time or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the State of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Performance-Based Restricted Stock Units and Shares. The number of Performance-Based Restricted Stock Units credited to Employee shall not include any fractional shares.  The Committee, in its sole discretion, may either (i) round the fractional shares to be credited up to the nearest whole Share or (ii) provide that fractional shares shall be paid in cash to Employee at the time the shares of Stock otherwise would have been delivered.

(e) Tax Withholding.  Unless otherwise determined by the Committee, or Employee has elected at least 90 days prior to payout to satisfy the tax obligations in cash by other means, at the time of vesting and/or settlement, the Company may withhold from any payment relating to the Performance-Based Restricted Stock Units, including from a vesting or distribution of Stock thereunder, or any payroll or other payment to the Employee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving the Performance-Based Restricted Stock Units, and to take such other action as the Committee may deem advisable to enable the Company and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Performance-Based Restricted Stock Units. The Company shall first withhold any cash payable upon settlement and then may withhold or receive whole shares of Stock or other property and to make cash payments in respect thereof in satisfaction of the Employee's withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum number of shares of Stock deliverable in connection with the Performance-Based Restricted Stock Units necessary to satisfy statutory withholding requirements will be withheld unless withholding of any additional number of Shares will not result in additional accounting expense to the Company and is permitted by the Committee.

(f) Unfunded Obligations. The grant of Performance-Based Restricted Stock Units and any provision hereof shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee.

(g) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Senior Vice President, Human Resources, or the officer designated by the Company as responsible for administration of the Agreement, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(h) Shareholder Rights. Employee and any Beneficiary shall have no rights of a shareholder with respect to outstanding shares of Stock relating to Performance-Based Restricted Stock Units (including the right to vote the Stock, except for the right to receive dividends thereon, subject to mandatory reinvestment of the dividends in additional Performance-Based Restricted Stock Units as specified herein) covered by this Agreement prior to vesting or forfeiture of the shares of Performance-Based Restricted Stock Units except as otherwise specified herein.

Exhibit A
NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Performance Goals and Vesting of Performance-Based Restricted Stock Units

The number of shares of Performance-Based Restricted Stock Units set forth in the Agreement may become earned and eligible to become vested and non-forfeitable as of the applicable Stated Vesting Date, subject to the other terms of the Agreement, if the Company’s “Net Financial Earnings per Share” (“NFEPS”) for the fiscal year ending on September 30, 2026 equals or exceeds $             .

“NFEPS” shall be the NFE per basic share of Common Stock that the Company reports on a quarterly and annual basis to the public and in its quarterly reports on Form 10-Q and annual report on Form 10-K that are filed with the SEC.

Determinations of the Committee regarding NFEPS will be final and binding on Employee. “Net Financial Earnings” or “NFE” is a financial measure not calculated in accordance with generally accepted accounting principles that the Company reports on a quarterly and annual basis to the public and in its quarterly reports on Form 10-Q and annual reports on Form 10-K that are filed with the Securities and Exchange Commission (“SEC”).

Exhibit B
NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Definitions Under Further Conditions to Settlement

a.	“Business of the Company” means the following areas of its business which are selected below, which Employee acknowledges are areas of the Company’s business in which Employee has responsibilities:

Natural Gas Distribution: Consists of New Jersey Natural Gas Company (“NJNG”), a natural gas utility company that provides regulated retail natural gas service to residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets, and is developing a broad range of strategies to decarbonize its operations, including clean fuels and behind the meter solutions.

Energy Services:  Maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts and also provides wholesale energy management services to other energy companies and natural gas producers in market areas including states from the Gulf Coast and Mid-continent regions to the Appalachian and Northeast regions, the West Coast and Canada.

Clean Energy Ventures: Investor, owner, and operator in the renewable energy sector, including, but not limited to, investments in commercial rooftop and ground mount solar systems.

Storage and Transportation:  Includes investments in natural gas transportation and storage assets and is comprised of the following: Steckman Ridge, which is a partnership that owns and operates a 17.7 Bcf natural gas storage facility, with up to 12 Bcf working capacity, in western Pennsylvania that is 50 percent owned by a Company Subsidiary; Leaf River Energy Center, a natural gas storage facility located in southeastern Mississippi with a combined working natural gas storage capacity of 32.2 million dekatherms; and Adelphia Gateway, an 84-mile pipeline in southeastern Pennsylvania and Delaware.

Home Services:  Consists of NJR Home Services Company, which provides Heating, Ventilating, and Air Conditioning (“HVAC”) service, sales and installation of appliances, as well as installation of solar equipment and plumbing services.

b.
“Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed.  Confidential Information may include, but is not necessarily limited to:  (i) the identity of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of the Company’s vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology used by the Company to provide its services, (iv) the terms and conditions upon which the Company employs its employees and independent contractors, (v) marketing and/or business plans and strategies, (vi) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, and (vii) information provided to the Company by customers and other third parties under a duty to maintain the confidentiality of such information.  Notwithstanding the foregoing, Confidential Information does not include information that:  (i) has been voluntarily disclosed to the public by Company or any employer, except where such public disclosure has been made by Employee without authorization from Company or employer; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing herein restricts the disclosure of such information.  Nothing herein shall prohibit, prevent or restrict the Employee from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by the Employee.

c.
“Material Contact” means contact in person, by telephone, or by paper or electronic correspondence, or the supervision of those who have such conduct, and which is done in furtherance of the business interests of the company and within the last 36 months.

d.	“Restricted Territory” consists of the following areas, to the extent such areas have been identified as applicable to the definition of the “Business of the company” above:

Natural Gas Distribution: The State of New Jersey and for those employees engaged in or supervising off system sales, the States of New Jersey, New York and Pennsylvania.

Energy Services: The States of Alabama, Arkansas, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, North Dakota, New Jersey, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia and West Virginia.

Clean Energy Ventures: The States of New Jersey, Rhode Island, Connecticut, New York, Michigan, Indiana, Pennsylvania and Maryland.

Storage and Transportation: The States of New Jersey, New York, Connecticut, Pennsylvania, Delaware, Virginia, West Virginia, Mississippi, Louisiana, Alabama and Texas.

Home Services: The State of New Jersey.

e.	“Trade Secrets” means a trade secret of the Company as defined by applicable law.